EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Optex Systems Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$4,250,000	(a)	0.0000927	$394.00	(b)
Fees Previously Paid	-		-	-
Total Transaction Valuation	$4,250,000	(a)
Total Fees Due for Filing				$394.00
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$394.00

(a) Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase shares of common stock with a value of up to $4,250,000.

(b) The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $92.70 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.00927% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.